WRITTEN CONSENT TO ACTION WITHOUT A MEETING

OF THE BOARD OF DIRECTORS OF

NOVA SMART SOLUTIONS INC.

WHEREAS, pursuant to the Florida Business Corporation Act, the Board of Directors has deemed it appropriate to take the corporate action described herein without holding a meeting, the waiver and notice of which is unanimously acknowledged and agreed to by the sole Director through his execution of this Written Consent to Action Without a Meeting; and

WHEREAS, the Board has determined it is in the best interest of the Corporation to grant Abraham Dominguez Cinta, Rory Man Lok San and Carlos López Martínez, as consultants of the corporation; for the completion of listing the company in the OTC Markets, including an Audit and Completion of the S-1 as well as for securing certain business relations that will turn fruitful for the company.

IT IS HEREBY RESOLVED, that the Corporation be authorized to grant the consultants Abraham Dominguez Cinta, Rory Man Lok San and Carlos López Martínez with two million nine hundred thousand (2,900,000) restricted common shares and fifty (50) preferred shares series E of capital stock each.

IN WITNESS WHEREOF, I set my hand this 20th day of June, 2015.

/s/ Sergio Camarero Blanco
Sergio Camarero Blanco